Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Non-Employee Directors Equity Plan of Kaydon Corporation of our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of Kaydon Corporation and the effectiveness of internal control over financial reporting of Kaydon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, MI
May 8, 2013